Exhibit 99.2

PRO FORMA FINANCIAL DATA

Paradigm Genetics, Inc. and TissueInformatics.Inc Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined financial statements give effect to the merger of the Paradigm Genetics, Inc. and TissueInformatics.Inc in a transaction to be accounted for as a purchase with Paradigm Genetics, Inc. treated as the acquirer. The unaudited pro forma condensed combined statements of income combine the historical statements of operations of Paradigm Genetics, Inc. and TissueInformatics.Inc for the year ended December 31, 2003, giving effect to the merger as if it occurred on January 1, 2003, reflecting only pro forma adjustments expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Paradigm Genetics, Inc. and TissueInformatics.Inc as of December 31, 2003, giving effect to the merger as if it occurred on December 31, 2003.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have actually been obtained had the merger been completed on the assumed date or for the periods presented, or which may be realized in the future. To produce the pro forma financial information, Paradigm Genetics, Inc. allocated the purchase price using its best estimates of fair value. These estimates are based on the most recently available information. To the extent there are significant changes to TissueInformatics.Inc’s business, including results from ongoing contracts, the assumptions and estimates herein could change significantly. Furthermore, the parties expect to have additional expenses as well as potential operating efficiencies as a result of combining the companies. The pro forma financial information does not reflect these potential expenses and efficiencies. The unaudited pro forma condensed combined financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements, including the related notes, of Paradigm Genetics, Inc. and TissueInformatics.Inc covering these periods.

Paradigm Genetics, Inc. and TissueInformatics.Inc Combined

Unaudited Pro Forma Statement of Operations

For the Year Ended December 31, 2003

	Paradigm Genetics, Inc.	TissueInformatics .Inc	Adjustments		Combined
Revenues:
Commercial partnerships and government contracts	$19,085,239	$309,118			$19,394,357
Grant	2,046,240	—			2,046,240

Total revenues	21,131,479	309,118			21,440,597

Operating expenses:
Research and development	24,489,257	2,692,407			27,181,664
Selling, general and administrative	8,268,209	2,396,584	$10,472 698,535	(E) (F)	11,373,800

Total operating expenses	32,757,466	5,088,991			38,555,464

Loss from operations	(11,625,987)	(4,779,873)			(17,114,867)

Interest income	385,166	109,809			494,975
Interest expense	(877,337)	(7,130)			(884,467)

Net interest (expense) income	(492,171)	102,679			(389,492)

Net loss from continuing operations	$(12,118,158)	$(4,677,194)			$(17,504,359)

Loss per share from continuing operations – basic and diluted	$0.38	$1.37			$0.49

Weighted average common shares outstanding – basic and diluted	32,313,258	3,402,832			35,716,090

Paradigm Genetics, Inc. and TissueInformatics.Inc Combined

Unaudited Pro Forma Balance Sheet

As of December 31, 2003

	Paradigm Genetics, Inc.	TissueInformatics. Inc	Adjustments		Combined

Assets
Cash and cash equivalents	$7,157,308	$3,418,663	$(24	)(A)	$10,575,947
Short terms investments	9,127,200				9,127,200
Accounts receivable	2,975,800	86,650			3,062,450
Other current assets	1,029,464	81,389			1,110,853

Total current assets	20,289,772	3,586,702			23,876,450

Restricted cash	1,404,543				1,404,543
Property and equipment, net	17,337,042	947,298			18,284,340
Other assets, net	422,357	364,248	(353,518 3,492,674	)(E) (B)	3,925,761

Total assets	$39,453,714	$4,898,248			$47,491,094

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$1,131,946	$96,170			$1,228,116
Accrued liabilities and other	2,166,724	130,838	500,000	(C)	2,797,562
Deferred revenue	8,200,970	6,816			8,207,786
Long-term debt and capital leases – current portion	2,262,654	112,540			2,375,194
Revolving line of credit	2,331,514				2,331,514

Total current liabilities	16,093,808	346,364			16,940,172

Long-term debt and capital leases, less current portion	3,846,228	58,657			3,904,885
Contingent purchase consideration			2,578,109	(A)	2,578,109

Series A and B preferred stock of TissueInformatics.Inc		25,932,102	(25,932,102	)(D)	—

Stockholders’ Equity (Deficit):
Common stock, $0.01 par value; 50,000,000 shares authorized; 36,212,839 shares issued and outstanding	326,055	3,341	(3,341 34,028	)(D) (A)	360,083

Additional paid-in capital	103,647,048	610,349	(610,349 4,580,222	)(D) (A)	108,227,270
Deferred compensation	(1,806)				(1,806)
Notes receivable from employees		(60,000)			(60,000)
Accumulated deficit	(84,559,208)	(21,992,565)	21,992,565	(D)	(84,559,208)
Accumulated other comprehensive income	101,589				101,589

Total Stockholders’ Equity (Deficit)	19,513,678	(21,438,875)			24,067,928

Total Liabilities and Stockholders’ Equity (Deficit)	39,453,714	4,898,248			47,491,094

Notes To Unaudited Pro Forma Condensed Combined

Financial Statements

1. Description of Transaction and Basis of Presentation

On March 11, 2004, Paradigm Genetics, Inc. and TissueInformatics.Inc completed a merger transaction in which TissueInformatics.Inc was merged with and into Paradigm Genetics, Inc. in a transaction accounted for as a purchase under accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the assets and liabilities of TissueInformatics.Inc were recorded as of the acquisition date, at their fair values and added to those of Paradigm Genetics, Inc. The reported financial condition and results of operations of Paradigm Genetics, Inc. will reflect these values, but will not be restated retroactively to reflect historical financial position or results of operations at TissueInformatics.Inc. Under the terms of the merger agreement, each share of TissueInformatics.Inc common stock, Series A preferred stock and Series B preferred stock outstanding at the closing of the merger was exchanged for approximately 0.085, 0.057 and 0.184 shares of Paradigm Genetics, Inc. common stock, respectively, plus cash in lieu of fractional shares. In addition, each option to purchase TissueInformatics.Inc common stock outstanding at the closing of the merger was assumed by Paradigm Genetics, Inc. and thereafter constituted an option to acquire the number of shares of Paradigm Genetics, Inc. common stock determined by multiplying the number of shares of TissueInformatics.Inc common stock subject to the option immediately prior to the merger by approximately 0.085, rounded down to the nearest whole share, with an exercise price equal to the exercise price of the assumed TissueInformatics.Inc option divided by approximately 0.085, rounded up to the nearest whole cent. The former shareholders of TissueInformatics.Inc may also be entitled to receive up to approximately 2.7 million additional shares of Paradigm Genetics, Inc. common stock subject to performance milestones as specified in the merger agreement.

2. Purchase Price

A preliminary estimate of the purchase price is as follows:

Fair value of Paradigm Genetics, Inc. common stock and options	$4,614,250
Fair value of Paradigm Genetics, Inc. shares issuable subject to performance milestones	2,578,109
Cash paid for fractional shares	24
Acquisition costs (estimated)	500,000

Total purchase price	$7,692,383

The fair value of Paradigm Genetics, Inc. shares used in determining the purchase price was $1.36 per share based on the average of the closing price of Paradigm Genetics, Inc. common stock for the period two days before through two days after the announcement of the merger on March 11, 2004.

The estimated purchase price has been allocated to the acquired tangible and intangible assets and liabilities based on their estimated fair values as of December 31, 2003:

Cash	$3,418,663
Other current and long-term assets	238,769
Property, plant and equipment	947,298
Acquired identifiable intangible assets	3,492,674
Assumed liabilities	(405,021)

Total purchase price	$7,692,383

The allocation of the purchase price is preliminary. The final determination of the purchase price allocation will be based on the fair values of identifiable intangibles and deferred stock-based compensation and the fair values of liabilities assumed as of March 11, 2004, the date that the merger was consummated. The purchase price allocation will remain preliminary until Paradigm Genetics, Inc. completes a third-party valuation of significant identifiable intangible assets acquired and determines the fair values of other assets and liabilities acquired. The final determination of the purchase price allocation will be completed as soon as practicable. The final amounts allocated to assets and liabilities acquired could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

The amount allocated to acquired identifiable intangible assets has been attributed to TissueInformatics.Inc’s core automated pathology software. The estimated fair value attributed to core technology, which relates to TissueInformatics.Inc’s existing automated pathology system, was determined based on a discounted forecast of the estimated net future cash flows to be generated from the technology. The estimated fair value attributed to core technology will be amortized over 5 years, which is the estimated period over which cash flows will be generated from the technology.

3. Pro forma adjustments

(A)	To record the value of Paradigm Genetics, Inc. common stock and contingent purchase consideration issued in the merger. Cash paid in lieu of fractional shares of approximately $24 was from existing cash balances.

(B)	To record the estimated fair values of acquired identifiable intangible assets arising from the merger.

(C)	To record the estimated Paradigm Genetics, Inc. transaction costs of approximately $500,000; transaction costs incurred by TissueInformatics.Inc were expensed as incurred.

(D)	To eliminate TissueInformatics.Inc’s historical stockholders’ deficit accounts.

(E)	To adjust amounts related to TissueInformatics.Inc’s capitalized patent costs to conform TissueInformatics.Inc’s accounting policy to Paradigm Genetics, Inc.’s accounting policy for patents.

(F)	To reflect the amortization of acquired identifiable intangible assets.

5